Exhibit 10.1

FORM OF PARENT SUPPORT AGREEMENT

This PARENT SUPPORT AGREEMENT (this “Agreement”) is dated as of August 5, 2026 by and among Mehana Ventures LLC, a Delaware limited liability company (the “Sponsor”), Pono Capital Four, Inc., a Cayman Islands exempted company, (“Parent”), and Blackstar Orbital Technology Corporation, a private corporation incorporated in Delaware (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (x) 190,000 shares of Parent Class A Ordinary Shares, (y) 4,942,857 shares of Parent Class B Ordinary Shares and (z) 190,000 Parent Rights (all such securities of Parent (including securities underlying such securities), or any successor or additional securities of Parent of which ownership is hereafter acquired by the Sponsor prior to the termination of this Agreement are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Pono Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into that certain Merger Agreement, dated as of the date hereof (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other transactions, Merger Sub will merge with and into the Company after which the Company will be the surviving corporation and a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth therein; and

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Until the Expiration Time (as defined below), Sponsor shall be bound by and comply with Section 6.2 (Exclusivity) and 11.4 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) Sponsor was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Parent” contained in Section 6.2 of the Merger Agreement also referred to Sponsor.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated in accordance with Article X (Termination) thereof and (c) the liquidation of Parent (the earlier of (a), (b) and (c), the “Expiration Time”), Sponsor shall not, without the prior written consent of the Company, directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, transfer, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i), (ii) and (iii), collectively, a “Transfer”); provided, however, that the foregoing restrictions shall not apply to any Permitted Transfer. A “Permitted Transfer” shall mean any Transfer (A) to any of Parent’s officers or directors, any Affiliate or any immediate family member of any of Parent’s officers or directors; (B) in the case of a Person who is not an individual, to any Affiliate of such Person or to any member(s) of such Person or any of their Affiliates or any employees of such Affiliates; (C) in the case of an individual, to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (D) in the case of an individual, by virtue of Laws of descent and distribution upon death of such individual; (E) in the case of an individual, pursuant to a qualified domestic relations order; or (F) to any other Person, with the consent of Parent and the Company; provided, however, that, prior to and as a condition to the effectiveness of any Permitted Transfer described in clauses (A) through (F), the transferee in such Permitted Transfer (a “Permitted Transferee”) shall have executed and delivered to Parent and the Company a joinder or counterpart of this Agreement pursuant to which such Permitted Transferee shall be bound by all of the applicable terms and provisions of this Agreement. Parent shall not register any sale, assignment or transfer of any Subject Securities on Parent’s stock ledger (book entry or otherwise) that is not in compliance with this Section 1.2.

Section 1.3 New Shares. In the event that (a) any Parent Common Stock, Parent Rights or other equity securities of Parent are issued to Sponsor after the date of this Agreement pursuant to any stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, combination, subdivision, exchange of shares or other similar event of Parent Common Stock, Parent Rights or other equity securities of Parent of, on or affecting the Parent Common Stock, Parent Rights or other equity securities of Parent owned by Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any Parent Common Stock, Parent Rights or other equity securities of Parent after the date of this Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any Parent Common Stock or other equity securities of Parent after the date of this Agreement (such Parent Common Stock, Parent Rights or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by Sponsor as of the date hereof.

Section 1.4 Certain Agreements of Sponsor.

(a)   At any meeting of the shareholders of Parent, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Parent is sought, Sponsor hereby unconditionally and irrevocably agrees that Sponsor shall (i) appear at each such meeting, in person or by proxy, or otherwise cause all of its Parent Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), in person or by proxy, or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Parent Common Stock:

(i) in favor of each Parent Proposal, including, without limitation, any other consent, waiver, approval is required under Parent’s organizational documents or under any agreements between Parent and its shareholders, or otherwise sought by Parent with respect to the Merger Agreement or the transactions contemplated thereby or the Parent Proposals;

(ii) against any Alternative Proposal or any proposal relating to a business combination transaction (other than the Parent Proposals and the transactions contemplated thereby);

(iii) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent (other than the Merger Agreement or the Ancillary Agreements and the Merger and the other transactions contemplated thereby);

(iv) against any change in the business, management or Board of Directors of Parent (other than in connection with the Parent Proposals and the transactions contemplated thereby); and

(v) against any proposal, action or agreement that would (A) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Ancillary Agreements or the Merger or any of the transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Parent or the Merger Sub or the Sponsor under the Merger Agreement or this Agreement, as applicable, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Parent.

Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b)   Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of March 12, 2026, by and among the Sponsor and Parent (the “Letter Agreement”), including the obligations of the Sponsor pursuant to Section 1 therein to not redeem, sell or tender, or submit a request to Parent’s transfer agent or otherwise exercise any right to redeem, sell or tender, any Parent Common Stock owned by Sponsor in connection with the transactions contemplated by the Merger Agreement.

Section 1.5 Further Assurances. Sponsor shall execute and deliver, or cause to be executed and delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary or reasonably requested by the Company or Parent under applicable Laws to effect the actions and to consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.6 No Inconsistent Agreement. Sponsor hereby represents and covenants that such Sponsor has not entered into, shall not enter into, and shall not grant a proxy or power of attorney to enter into, any agreement or undertaking that would restrict, limit, be inconsistent with or interfere with the performance of Sponsor’s obligations hereunder.

Section 1.7 No Challenges. Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement or any of the Ancillary Agreements or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

Section 1.8 Consent to Disclosure. Sponsor hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other applicable securities authorities, any other documents or communications provided by Parent or the Company to any Authority or to securityholders of Parent or the Company) of Sponsor’s identity and beneficial ownership of Subject Securities, and the nature of Sponsor’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Parent or the Company, a copy of this Agreement. Sponsor will promptly provide any information reasonably requested by Parent or the Company for any applicable regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsor. Sponsor represents and warrants as of the date hereof to Parent and the Company as follows:

(a)   Organization; Due Authorization. Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s corporate, limited partnership or other organizational powers and have been duly authorized by all necessary corporate, limited partnership or other organizational actions on the part of Sponsor. This Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)   Ownership. Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good, valid and marketable title to, all of Sponsor’s Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Agreement, (ii) Parent’s organizational documents, (iii) the Merger Agreement, (iv) the Letter Agreement or (v) any applicable securities Laws. Sponsor’s Subject Securities are the only equity securities in Parent owned of record or beneficially by Sponsor on the date of this Agreement. Sponsor has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to Sponsor’s Subject Securities, and none of such Sponsor’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Letter Agreement. Other than the Parent Private Rights, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(c)   No Conflicts. The execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder and the consummation of the transactions contemplated hereby and the Merger and the other transactions contemplated by the Merger Agreement will not constitute or result in, (i) conflict with or result in a violation of the organizational documents of Sponsor, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or Sponsor’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of Parent’s Subsidiaries, to the extent the creation of such Lien would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(d)   Litigation. There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement. There is no outstanding Order imposed upon Sponsor, or, if applicable, any of the Sponsor’s Subsidiaries.

(e)   Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by Sponsor, for which Parent or any of its Affiliates may become liable.

(f)    Acknowledgment. Sponsor understands and acknowledges that each of Parent and the Company is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of Sponsor contained herein.

(g)   Adequate Information. Sponsor is a sophisticated shareholder and has adequate information concerning the business and financial condition of Parent and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Parent or the Company and based on such information as Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. Sponsor acknowledges that Parent and the Company have not made and do not make any representation or warranty to Sponsor, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Sponsor acknowledges that the agreements contained herein with respect to the Subject Securities held by Sponsor are irrevocable.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of Parent and (c) the written agreement of Sponsor, Parent and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

Section 3.2 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 3.3 Jurisdiction; Waiver of Jury Trial.

(a)   Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the state and federal courts seated in New York County, New York (or any appellate courts thereof), and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.3. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 3.9 (Notices) shall be effective service of process for any such Action.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4 Assignment. No party hereto shall assign this Agreement or any part hereof or delegate any rights or obligations hereunder without the prior written consent of the other parties hereto and any such assignment, transfer or delegation without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 3.6 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.7 Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Parent, the Company and Sponsor, and which makes reference to this Agreement.

Section 3.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 3.9 Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.2 of the Merger Agreement to the applicable party, with respect to the Company and Parent, at the respective addresses set forth in Section 11.2 of the Merger Agreement, and, with respect to Sponsor, at the address set forth on the signature page attached hereto.

Section 3.10 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.11 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the subject matter hereof.

Section 3.12 Adjustment for Stock Split. If, and as often as, there are any changes in Parent or the Subject Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Sponsor, Parent, the Company, or the Subject Securities, as so changed.

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.

SPONSOR:

MEHANA VENTURES LLC

By: Mehana LLC, its Manager

By:	/s/ Dustin Shindo
Name:	Dustin Shindo
Title:	Managing Member

PARENT:

PONO CAPITAL FOUR, INC.

By:	/s/ Dustin Shindo
Name:	Dustin Shindo
Title:	Chief Executive Officer

COMPANY:

BLACKSTAR ORBITAL TECHNOLOGY CORPORATION

By:	/s/ Christopher Jannette
Name:	Christopher Jannette
Title:	Chief Executive Officer